File No. 70-9113


                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                          PRE-EFFECTIVE AMENDMENT NO. 1
                                     TO THE
                        FORM U-1 APPLICATION/DECLARATION
                                    UNDER THE
                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                       CENTRAL AND SOUTH WEST CORPORATION
                          1616 Woodall Rodgers Freeway
                                   Dallas, Texas 75202

             (Name of company or companies filing this statement and
                   addresses of principal executive officers)

                       CENTRAL AND SOUTH WEST CORPORATION
                 (Name of top registered holding company parent)

                                 Wendy G. Hargus
                                    Treasurer
                       Central and South West Corporation
                          1616 Woodall Rodgers Freeway
                               Dallas, Texas 75202
                   (Names and addresses of agents for service)



                                 With a copy to:



Ferd. C. Meyer, Jr., Esq.                      Wilbur C. Delp, Jr., Esq.
Senior Vice President and                      Sidley & Austin
General Counsel                                One First National Plaza
Central and South West Corporation             Chicago, Illinois 60603
1616 Woodall Rodgers Freeway
Dallas, Texas 75202


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Item 6.  Exhibits and Financial Statements

The following exhibits are made a part of this statement:

(1)   Exhibits

         B-1 - Legal Memorandum concerning Rights Plan


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                                   SIGNATURES

Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this statement to be signed on its behalf by the undersigned thereunto duly authorized.

                                    CENTRAL AND SOUTH WEST CORPORATION



                                     By:/s/ WENDY G. HARGUS
                                               Wendy G. Hargus
                                               Treasurer


Date:  October 10, 1997